Exhibit 10
EMPLOYMENT AGREEMENT
(James J. Murren)
This Employment Agreement (this “Agreement”) is entered into as of April 6, 2009 (the “Effective Date”) by and between MGM MIRAGE (“Employer”, “Company”, “we” or “us”), and James J. Murren (“Employee” or “you”).
1.	Employment. We hereby employ you, and you hereby accept employment by us, as Chairman of the Board of Directors and Chief Executive Officer of MGM MIRAGE to perform such executive, managerial or administrative duties as we may specify from time to time during the Employment Term (as defined in Section 2) and which are consistent with your being the most senior executive of Employer. In construing the provisions of this Agreement, the term “Employer”, “we” or “us” includes all of our subsidiary, parent and affiliated companies, but specifically excludes Tracinda Corporation, its stockholder or stockholders, and its subsidiaries.

2.	Term. The term of your employment under this Agreement commences on the Effective Date and it terminates on April 7, 2013 (the “Employment Term”). This Agreement replaces and supersedes in all respects the Employment Agreement between you and us dated September 16, 2005, as amended on December 31, 2008 (the “Prior Agreement”) and the Term Sheet for this Agreement dated April 6, 2009.

3.	Compensation and Benefits.
3.1	Base Salary. Effective December 1, 2008 through the end of the Employment Term, we shall pay you a minimum annual salary of $2,000,000, payable in arrears at such frequencies and times as we pay our other employees. No later than ten (10) calendar days following the Effective Date, we will make a one-time catch-up payment in an amount equal to the excess of the base salary payable under this Agreement for periods on or after December 1, 2008 and prior to the Effective Date over the base salary paid to you for such periods under the Prior Agreement.

3.2	Bonuses. You shall be entitled to an annual bonus (“Bonus”) determined under our Annual Performance-Based Plan for Executive Officers, or any successor plan (the “Bonus Plan”). The terms of your Bonus for fiscal year 2009 shall be as set forth in the letter from Employer to you dated March 30, 2009 (“2009 Bonus Letter”). Any Bonus under this Section 3.2 shall be paid at such time as we pay Bonuses under the Bonus Plan to our other senior executives with respect to such fiscal year, but not earlier than January 1 or later than March 15 following the end of each fiscal year. In recognition of your position as Employer’s most senior executive, your eligibility for participation in the Bonus Plan shall be at a higher level than any other executive of Employer. Any such Bonus shall be structured to comply with Section 162(m) of the Internal Revenue Code (“Code”) unless otherwise determined by the Compensation Committee, and shall be based on performance criteria developed by the Compensation Committee in consultation with you while you are employed as Employer’s Chief Executive Officer. Any such Bonus shall be subject to the Policy on Recovery of Incentive Compensation in Event of Financial Restatement, attached as Appendix A to this Agreement. You may be eligible to receive additional bonuses as determined by us in our sole and absolute discretion.

3.3	Additional Cash Awards. You shall be entitled to receive additional cash awards (“Additional Cash Awards”) of up to $4,250,000 in the aggregate, subject to the terms of this Section 3.3. The Additional Cash Awards are structured to comply with Section 162(m) of the Code and shall be paid pursuant to the Bonus Plan, provided that the Compensation Committee shall not have negative discretion to decrease the amount of the Additional Cash Awards. The Additional Cash Awards shall not be subject to the Policy on Recovery of Incentive Compensation in Event of Financial Restatement, attached as Appendix A to this Agreement.
3.3.1	The Additional Cash Awards shall consist of four equal cash awards of $1,062,500, one of which shall vest on each of September 30, 2009, March 31, 2010, September 30, 2010, and March 31, 2011 (each a “Vesting Date”), provided that (a) you have been continuously in active employment with Employer from the Effective Date through the applicable Vesting Date, and (b) Actual EBITDA (as defined in the 2009 Bonus Plan with the same adjustments to continue through March 31, 2011, as more fully described in Appendix B) is at least equal to the threshold amount described in Appendix B (“Threshold Amount”) during the six-month period immediately preceding the Vesting Date (“Vesting Period”). Notwithstanding the foregoing, if any Additional Cash Award that would otherwise have vested on a Vesting Date does not vest on such date solely because the condition in clause (b) of this Section 3.3.1 was not met, such portion shall vest on any subsequent Vesting Date, if any, (including a Vesting Date following termination of active employment) if average Actual EBITDA (as adjusted in accordance with Appendix B) for each completed Vesting Period through such subsequent Vesting Date was at least equal to the Threshold Amount; provided, however, that this sentence shall not apply if your active employment has been terminated by Employer for Employer’s Good Cause or by you without Employee’s Good Cause on or prior to such subsequent Vesting Date.

3.3.2	Any Additional Cash Awards that are vested (which shall mean, for purposes of this Agreement, that such Additional Cash Awards have satisfied the conditions in clauses (a) and (b) of Section 3.3.1) prior to March 31, 2011 will be paid on March 31, 2011 or within ten (10) business days thereafter and any Additional Cash Awards that vest on March 31, 2011 will be paid on March 31, 2011 or within ninety (90) days thereafter. In the event that your active employment is terminated prior to March 31, 2011 (other than a termination by Employer for Employer’s Good Cause or by you without Employee’s Good Cause), we will make an irrevocable contribution to a grantor trust established in accordance with the provisions of Section 26 in an amount equal to the amount of any Additional Cash Award that is vested as of the date of termination of active employment or that becomes vested pursuant to Section 3.3.1 following such termination, such contribution to be made on the later of (i) the date of such termination or (ii) the date such Additional Cash Award becomes vested, or as soon as practicable (but no later than ninety (90) days) after such date. Interest shall accrue with respect to any such amount at the prime rate of interest published in the northeast edition of The Wall Street Journal on the date of termination of your active employment, beginning as of the later of (i) the date of termination of your active employment or (ii) the date the applicable Additional Cash Award becomes vested, and continuing until the date of payment. Notwithstanding the foregoing, in the event of your death prior to March 31, 2011, any Additional Cash Award that is vested as of the date of your death or that becomes vested pursuant to Section 3.3.1 following the date of your death will be paid on the later of (i) the date of your death or (ii) the date such Additional Cash Award becomes vested, or as soon as practicable (but no later than ninety (90) days) after such date. All Additional Cash Awards will be paid following written certification by the Compensation Committee that the Actual EBITDA performance goals were attained.
3.4	Equity Awards.
3.4.1	Any outstanding equity awards granted prior to the Effective Date shall be subject to the terms of the applicable award agreement and the Prior Agreement, and such terms shall remain in full force and effect with respect to such awards and shall not be altered by this Agreement.

3.4.2	You have received stock appreciation rights with respect to 2 million shares of common stock of Employer on April 6, 2009, pursuant to the MGM MIRAGE 2005 Omnibus Incentive Plan as amended and restated, which shall be subject to the terms set forth in the applicable award agreements (“SARs Agreements”).

3.4.3	You shall be eligible for annual equity awards in 2011 and 2012 in forms and amounts determined by the Compensation Committee in its discretion. Your eligibility for, and the form and amount of, any annual equity award in 2010 shall be in the discretion of the Compensation Committee. These and any other equity awards granted on or after the Effective Date shall be subject to such terms as the Compensation Committee may determine in its discretion.
3.5	Benefits. You shall receive $100,000 annually beginning in 2009 as a taxable payment or reimbursement for the cost of purchasing life insurance or such other uses as you may determine in your discretion. You are also eligible to receive generally applicable fringe benefits commensurate with those received by our employees in the most senior executive positions. We will also reimburse you for all reasonable business and travel expenses you incur in performing your duties under this Agreement, payable in accordance with our customary practices and policies, as we may modify and amend them from time to time.

3.6	Indemnification. You shall be entitled to indemnification rights and directors and officers liability insurance coverage no less favorable than that provided to other directors and officers of Employer from time to time.
4.	Extent of Services. You agree that your employment by us is full time and exclusive. You further agree to perform your duties in a competent, trustworthy and businesslike manner. You agree that while you are employed by us, you will not render any services of any kind (whether or not for compensation) for any person or entity other than us, and that you will not engage in any other business activity (whether or not for compensation) that is similar to or conflicts with your duties under this Agreement, without the approval of the Board of Directors of MGM MIRAGE or the person or persons designated by the Board of Directors to determine such matters. Subject to the above-referenced discretion of the Board of Directors, it is understood that you may continue to serve in the capacities specified on Exhibit B hereto.

5.	Policies and Procedures. You agree and acknowledge that you are bound by our policies and procedures as they may be modified and amended by us from time to time. In the event the terms in this Agreement conflict with our policies and procedures, the terms of this Agreement shall take precedence. As you are aware, problem gaming and underage gambling can have adverse effects on individuals and the gaming industry as a whole. You acknowledge that you have read and are familiar with our policies, procedures and manuals and agree to abide by them. Because these matters are of such importance to us, you specifically confirm that you are familiar with and will comply with our policies of prohibiting underage gaming, supporting programs to treat compulsive gambling and promoting diversity in all aspects of our business.

6.	Licensing Requirements. You acknowledge that we are engaged in a business that is or may be subject to and exists because of privileged licenses issued by governmental authorities in Nevada, New Jersey, Michigan, Mississippi, Illinois, Macau S.A.R., and other jurisdictions in which we are engaged in a gaming business or where we have applied to (or during the Employment Term may apply to) engage in a gaming business. You shall apply for and obtain any license, qualification, clearance or other similar approval which we or any regulatory authority which has jurisdiction over us requests or requires that you obtain.

7.	Failure to Satisfy Licensing Requirement. We have the right to terminate your employment under Section 10.1 of this Agreement if: (i) you fail to satisfy any licensing requirement referred to in Section 6 above; (ii) we are directed to cease business with you by any governmental authority referred to in Section 6 above; (iii) we determine, in our reasonable judgment, that you were, are or might be involved in, or are about to be involved in, any activity, relationship(s) or circumstance which could or does jeopardize our business, reputation or such licenses; or (iv) any of our licenses is threatened to be, or is, denied, curtailed, suspended or revoked as a result of your employment by us or as a result of your actions.

8.	Restrictive Covenants
8.1	Competition. You acknowledge that, in the course of performing your responsibilities under this Agreement, you will form relationships and become acquainted with Confidential Information. You further acknowledge that such relationships and the Confidential Information are valuable to us, and the restrictions on your future employment contained in this Agreement, if any, are reasonably necessary in order for us to remain competitive in our various businesses. In consideration of this Agreement and the compensation payable to you under this Agreement, and in recognition of our heightened need for protection from abuse of relationships formed or Confidential Information garnered before and during the Employment Term of this Agreement, you covenant and agree that, except as otherwise explicitly provided in Section 10.7 of this Agreement, if you are not employed by us for the entire Employment Term, then during the entire Restrictive Period you shall not directly or indirectly be employed by, provide consultation or other services to, engage in, participate in or otherwise be connected in any way (other than through passive ownership of 1% or less of the outstanding voting securities) with any Competitor. You further agree that in the event of any breach of your obligations under this Section 8.1, any obligations of Employer under this Agreement will terminate, other than obligations under this Agreement with respect to any salary, Bonus attributable to our most recently completed fiscal year prior to termination of your active employment (determined in accordance with the Bonus Plan, including the exercise of discretion by the committee administering such Bonus Plan which may reduce or eliminate such Bonus), or business or travel expense reimbursements, in each case to the extent accrued and unpaid as of the termination of your active employment, and except as otherwise provided in Section 3.3 and the SARs Agreements. The terms “Confidential Information,” “Restrictive Period” and “Competitor” are defined in Section 23. Your obligations during the period of your employment and Restrictive Period under this Section 8.1 include but are not limited to the following:
8.1.1	You will not make known to any third party the names and addresses of any of our customers, or any other information pertaining to those customers.

8.1.2	You will not call on, solicit and/or take away, or attempt to call on, solicit and/or take away, any of our customers, either for your own account or for any third party.

8.1.3	You will not call on, solicit and/or take away, any of our potential or prospective customers, on whom you called or with whom you became acquainted during employment by us (either before or during the Employment Term), either for your own account or for any third party.

8.1.4	You will not approach or solicit any of our employees with a view towards enticing such employee to leave our employ to work for you or for any third party, or hire any of our employees, without our prior written consent, which we may give or withhold in our sole discretion.

8.2	Confidentiality. You further covenant and agree that you will not at any time during or after the Employment Term, without our prior written consent, disclose to any other person or business entities any Confidential Information or utilize any Confidential Information in any way, including, to the extent it constitutes or uses Confidential Information, any communication with or contact with any of our customers or other persons or entities with whom we do business, other than in connection with your employment hereunder.

8.3	Employer’s Property. You hereby confirm that the Confidential Information constitutes our sole and exclusive property (regardless of whether you possessed or claim to have possessed any of such Confidential Information prior to the date hereof). You agree that upon termination of your active employment with us, you will promptly return to us all notes, notebooks, memoranda, computer disks, and any other similar repositories of Confidential Information (regardless of whether you possessed such Confidential Information prior to the date hereof) containing or relating in any way to the Confidential Information, including but not limited to the documents referred to on Exhibit A hereto. Such repositories of Confidential Information also include but are not limited to any so-called personal files or other personal data compilations in any form, which in any manner contain any Confidential Information.

8.4	Notice to Employer. You agree to notify us immediately of any other persons or entities for whom you work or provide services while you are employed by us or within the Restrictive Period (excluding serving on boards of directors, occasional consulting services for a non-Competitor, and similar activities), and to provide such information as we may reasonably request regarding any compensation or benefits you earn or receive from such work or services during the Restrictive Period within a reasonable time following such request. If you fail to provide such notice or information, which failure is not cured by you within ten (10) days after written notice thereof from us, our obligations under this Agreement shall cease, other than obligations under this Agreement with respect to any salary, Bonus attributable to our most recently completed fiscal year prior to termination of your active employment (determined in accordance with the Bonus Plan, including the exercise of discretion by the committee administering such Bonus Plan which may reduce or eliminate such Bonus), or business or travel expense reimbursements, in each case to the extent accrued and unpaid as of the termination of your active employment, and except as otherwise provided in Section 3.3 and the SARs Agreements. You further agree to promptly notify us, while you are employed by us or within the Restrictive Period, of any contacts made by any gaming licensee which concern or relate to an offer to employ you or for you to provide consulting or other services during your employment with us or the Restrictive Period.
9.	Representation and Additional Agreements. You hereby represent, warrant and agree that:
9.1	The covenants and agreements contained in Sections 4 and 8 above are reasonable in their geographic scope, duration and content; our agreement to employ you and a portion of the compensation and consideration we have agreed to pay you under

Section 3 of this Agreement, are in partial consideration for such covenants and agreements; you agree that you will not raise any issue of the reasonableness of the geographic scope, duration or content of such covenants and agreements in any proceeding to enforce such covenants and agreements, and such covenants and agreements shall survive the termination of this Agreement and your employment with Employer.

9.2	The enforcement of any remedy under this Agreement will not prevent you from earning a livelihood, because your past work history and abilities are such that you can reasonably expect to find work in other areas and lines of business;

9.3	The covenants and agreements stated in Sections 4, 6, 7 and 8 of this Agreement are essential for our reasonable protection;

9.4	We have reasonably relied on your representations, warranties and agreements, including those set forth in this Section 9; and

9.5	You have the full right to enter into this Agreement and by entering into and performance of this Agreement, you will not violate or conflict with any arrangements or agreements you may have with any other person or entity.

9.6	You agree that in the event of your breach of any covenants and agreements set forth in Sections 4 and 8 above, we may seek to enforce such covenants and agreements through any equitable remedy, including specific performance or injunction, without waiving any claim for damages. In any such event, you waive any claim that we have an adequate remedy at law.
10.	Termination.
10.1	Employer’s Good Cause Termination. We have the right to terminate your employment under this Agreement at any time during the Employment Term for Employer’s Good Cause (which term is defined in Section 23). Upon any such termination, we will have no further liability or obligations whatsoever to you under this Agreement, except as provided in this Section 10.1, Section 3.3, and the SARs Agreements and with respect to business or travel expense reimbursements accrued and unpaid as of the date of such termination. In the event of such termination, you will be entitled to receive (i) your salary through the date of such termination (to the extent not previously paid) and (ii) any Bonus attributable to our most recently completed fiscal year to the extent not previously paid (determined in accordance with the Bonus Plan, including the exercise of discretion by the committee administering such Bonus Plan which may reduce or eliminate such Bonus), which shall be paid on the Bonus Payment Date for the applicable fiscal year.

10.2	Death. Your employment under this Agreement shall terminate in the event of your death during the Employment Term. Upon any such termination, we will have no further liability or obligations whatsoever to you under this Agreement, except as provided in this Section 10.2, Section 10.8, Section 3.3, and the SARs Agreements and with respect to business or travel expense reimbursements accrued and unpaid as of the date of such termination. In the event of such termination, your beneficiary (as designated by you on our benefit records) will be entitled to receive (i) your salary through the date of your death (to the extent not previously paid) and for an additional twelve (12) month period following your death, such amount to be paid at regular payroll intervals, (ii) any Bonus attributable to our most recently completed fiscal year to the extent not previously paid (determined through application of the Bonus formula with respect to such year on a non-discretionary basis except to the extent all executives who participate in the same bonus arrangement that applies to you are treated in an identical fashion with respect to their Bonuses), which shall be paid on the Bonus Payment Date for the applicable fiscal year, and (iii) an additional amount equal to what your Bonus would have been for the fiscal year in which your death occurs (determined through application of the Bonus formula with respect to such year on a non-discretionary basis except to the extent all executives who participate in the same bonus arrangement that applies to you are treated in an identical fashion with respect to their Bonuses), pro rated through the date of your death, which shall be paid on the Bonus Payment Date for the applicable fiscal year.

10.3	Employer’s Termination Due to Disability. We have the right to terminate your active employment under this Agreement at any time during the Employment Term hereof due to your Disability (which term is defined in Section 23). Upon any such termination, we will have no further liability or obligations whatsoever to you under this Agreement, except as provided in this Section 10.3, Section 10.8, Section 3.3, and the SARs Agreements and with respect to business or travel expense reimbursements accrued and unpaid as of the date of such termination. In the event of Employer’s termination of your active employment due to your Disability (which term is defined in Section 23) during the Employment Term, we will pay you or your beneficiary (as designated by you on our benefit records) in the event of your death during the period in which payments are being made (i) your salary through the date of termination of active employment (to the extent not previously paid), and for an additional twelve (12) month period following the date of such termination, such amount to be paid at regular payroll intervals, net of payments received by you from any short term disability policy which is either self-insured by us or the premiums of which were paid by us (and not charged as compensation to you), (ii) any Bonus attributable to our most recently completed fiscal year to the extent not previously paid (determined through application of the Bonus formula with respect to such year on a non-discretionary basis except to the extent all executives who participate in the same bonus arrangement that applies to you are treated in an identical fashion with respect to their Bonuses), which shall be paid on the Bonus Payment Date, and (iii) a lump sum payment in an amount equal to what your Bonus would have been for the fiscal year in which termination of active employment occurs (determined through application of the Bonus formula with respect to such year on a non-discretionary basis except to the extent all executives who participate in the same bonus arrangement that applies to you are treated in an identical fashion with respect to their Bonuses), pro rated through the date of such termination, which amount shall be paid on the date that is one year following the date of such termination or within ninety (90) days thereafter.

10.4	Employer’s No Cause Termination. We have the right to terminate your active employment under this Agreement on written notice to you in our sole discretion for any cause we deem sufficient or for no cause, at any time during the Employment Term. Upon such termination (excluding any termination described in Section 10.1 or Section 10.3), our sole liability to you under this Agreement shall be as follows, except as otherwise provided in Section 10.8, Section 3.3, and the SARs Agreements and with respect to business or travel expense reimbursements accrued and unpaid as of the date of such termination:
10.4.1	We will treat you as an inactive employee through the Restrictive Period and you will be entitled to receive (i) your salary through the date of termination of active employment (to the extent not previously paid), (ii) your salary for an additional twelve (12) month period following the date of such termination, such amount to be paid at regular payroll intervals, (iii) any Bonus attributable to our most recently completed fiscal year to the extent not previously paid (determined through application of the Bonus formula with respect to such year on a non-discretionary basis except to the extent all executives who participate in the same bonus arrangement that applies to you are treated in an identical fashion with respect to their Bonuses), which shall be paid on the Bonus Payment Date, and (iv) a lump sum payment equal to the excess of $7,000,000 over the aggregate amount of the payments described in (ii), such lump sum payment to be paid on the date that is one year following the date of termination of active employment or within ninety (90) days thereafter. You will not be entitled to any pro-rated Bonus for the year in which the termination of active employment occurs. During inactive status, you will not be eligible for flex or vacation time, discretionary bonus, new equity grants, or any other compensation or benefits, except as provided in this Section 10.4, Section 10.8, Section 3.3, and the SARs Agreements.

10.4.2	Upon any such termination of active employment, you will continue to be bound by the restrictions in Section 8 above. Notwithstanding anything herein to the contrary, while you are in an inactive status, you may be employed by or provide consultation services to a non-Competitor, provided that we will be entitled to offset up to $3,500,000 of the amounts being paid by us pursuant to Section 10.4.1 by the compensation and/or consultant’s fees being paid to or earned by you during the Restrictive Period (including any deferred compensation from persons other than the Company and its affiliates, but excluding any compensation received from serving on boards of directors, occasional consulting services for a non-Competitor, and similar activities). The offset under the preceding sentence shall be applied first by reducing the salary payment under (i) of Section 10.4.1 for any payroll period by the amount of such compensation and/or consultant’s fees paid to you during that payroll period, and then by reducing the payment under (iii) of Section 10.4.1 by any remaining amount of such compensation and/or consultant’s fees; provided that such reductions shall not exceed $3,500,000 in the aggregate.

10.5	Employee’s Good Cause Termination. You may terminate your active employment under this Agreement for Employee’s Good Cause (which term is defined in Section 23). Prior to any such termination under this Section 10.5 being effective, you agree to give us thirty (30) days’ advance written notice specifying the facts and circumstances of our alleged breach. During such thirty (30) day period, we may either cure the breach (in which case your notice will be considered withdrawn and this Agreement will continue in full force and effect) or declare that we dispute that Employee’s Good Cause exists, in which case this Agreement will continue in full force until the dispute is resolved in accordance with Section 11 and Exhibit C. In the event your active employment under this Agreement is terminated under this Section 10.5, you will be treated as if your active employment had been terminated pursuant to Section 10.4 and shall be entitled to all the compensation and benefits provided for therein.

10.6	Employee’s No Cause Termination. In the event you terminate your active employment under this Agreement without Employee’s Good Cause and other than pursuant to Section 10.7, we will have no further liability or obligations whatsoever to you under this Agreement, except as provided in this Section 10.6, Section 3.3 and the SARs Agreements and with respect to business or travel expense reimbursements accrued and unpaid as of the date of such termination. In the event of such termination, you will be entitled to (i) your salary through the date of termination of active employment (to the extent not previously paid) and (ii) any Bonus attributable to our most recently completed fiscal year to the extent not previously paid (determined in accordance with the Bonus Plan, including the exercise of discretion by the committee administering such Bonus Plan which may reduce or eliminate such Bonus), which shall be paid on the Bonus Payment Date; provided, however, that we will be entitled to all of our rights and remedies by reason of such termination, including without limitation, the right to enforce the covenants and agreements contained in Section 8 and our right to recover damages. You will not be entitled to any pro-rated Bonus for the year in which the termination of active employment occurs.

10.7	Change of Control. In the event there is a Change of Control of the Company (which term is defined in Section 23), you shall have the right to terminate your employment under this Agreement upon thirty (30) days notice to us, provided that such notice must be given by you to us no later than ninety (90) days following the Change of Control (and may be given to us prior to the Change of Control conditional upon occurrence of the Change of Control), and our sole liability to you under this Agreement shall be as follows, except as otherwise provided in Section 10.8, Section 3.3, and the SARs Agreements and with respect to business or travel expense reimbursements accrued and unpaid as of the date of such termination:
10.7.1	Upon any such termination of active employment pursuant to this Section 10.7, we shall pay you in a lump sum an amount equal to the sum of (i) $7,000,000 and (ii) any Bonus attributable to our most recently completed fiscal year to the extent not previously paid (determined through application of the Bonus formula with respect to such year on a non-discretionary basis except to the extent all executives who participate in the same bonus arrangement that applies to you are treated in an identical fashion with respect to their Bonuses). You will not be entitled to any pro-rated Bonus for the year in which the termination of active employment occurs.

10.7.2	Notwithstanding the foregoing, in the event that the Change of Control is not a Section 409A Change in Control Event (which term is defined in Section 23), you shall not be entitled to payment under Section 10.7.1 but shall instead be entitled to receive: (i) your salary through the date of termination of active employment (to the extent not previously paid), (ii) your salary for an additional twelve (12) month period following the date of such termination, such amount to be paid at regular payroll intervals, (iii) any Bonus attributable to our most recently completed fiscal year to the extent not previously paid (determined through application of the Bonus formula with respect to such year on a non-discretionary basis except to the extent all executives who participate in the same bonus arrangement that applies to you are treated in an identical fashion with respect to their Bonuses), which shall be paid on the Bonus Payment Date, and (iv) a lump sum payment equal to the excess of $7,000,000 over the aggregate amount of the payments described in (ii), such lump sum payment to be paid on the date that is one year following the date of termination of active employment or within ninety (90) days thereafter. You will not be entitled to any pro-rated Bonus for the year in which the termination of active employment occurs.
Upon any termination of employment pursuant to this Section 10.7, you shall be released from your obligations pursuant to Section 8.1. We will cooperate with you, consistent with applicable law, to minimize excise tax, if any, pursuant to Section 4999 of the Code (or any successor provision) which may arise as a consequence of any payment under this Section 10.7.

10.8	Health and Insurance Benefits. Solely in the event of termination of your active employment pursuant to Sections 10.2, 10.3, 10.4, 10.5, or 10.7, you shall be entitled to the following benefits: we shall maintain you and your dependents, if any, as participants in all health and insurance programs in which you or they are then participating (as such programs may be changed by Employer from time to time for its employees in positions comparable to yours and subject to the eligibility requirements of such programs to the extent imposed by third party providers) for a period of up to four (4) years following the date of termination of your active employment, provided that Employer shall not be obligated to provide such coverage: (i) for any period during which you or your dependents are eligible to receive equivalent health and/or insurance benefits, as applicable from an employer, (ii) as to your spouse and any dependents solely of your spouse, following the date of your divorce or (in the event of your death) the remarriage of your spouse, or (iii) as to your dependents other than your spouse, after such other dependents reach age 25. In the event that Employer is unable to provide continued coverage, then Employer shall make a cash payment equal to its cost of providing such coverage (which will be the COBRA cost for medical coverage). Any coverage provided by Employer will be secondary to, and subject to reduction by, any coverage which you or your dependents are eligible to receive from another employer. Employer shall not be required to make any tax gross-up payment in the event that any benefit under this Section 10.8 is taxable.

10.9	Excise Tax Limitation.
10.9.1	Notwithstanding anything contained in this Agreement to the contrary, (i) in the event that any payments or benefits (within the meaning of Section 280G(b)(2) of the Code) to you or for your benefit paid or payable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, your employment with the Company on a change in ownership or control within the meaning of Section 280G of the Code (“Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), and (ii) (A) the net amount of the Payments that you would retain after payment of the Excise Tax and federal and state income taxes with respect to the Payments would be less than (B) the net amount of the Payments you would retain, after payment of federal and state income taxes with respect to the Payments, if the Payments were reduced to the maximum amount such that no portion of the Payments would be subject to the Excise Tax (“Section 4999 Limit”), then the Payments shall be reduced (but not below zero) to the Section 4999 Limit. The Company shall reduce or eliminate the Payments first by reducing or eliminating those Payments that are not payable in cash and then by reducing or eliminating cash Payments, in each case in reverse order beginning with Payments that are to be paid the farthest in time from the Determination (as hereinafter defined). For purposes of the calculations described above, it shall be assumed that your tax rate will be the maximum marginal federal and state income tax rate on earned income.

10.9.2	If the Company or you believe in good faith that any of the Payments may be subject to the Excise Tax, the determination of whether and to what extent the Payments are subject to the Excise Tax and the amount of the Section 4999 Limit (“Determination”) shall be made, at the Company’s expense, by the accounting firm which is the Company’s accounting firm prior to the applicable change in ownership or control (within the meaning of Section 280G of the Code) or another nationally recognized accounting firm designated by the Board (or a committee thereof) prior to the change in ownership or control (“Accounting Firm”). The Accounting Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and to you before payment of the Payments (if requested at that time by the Company or you) or at such other time as requested by the Company or you (in either case provided that the Company or you believe in good faith that any of the Payments may be subject to the Excise Tax). Within ten (10) calendar days of the delivery of the Determination to you, you shall have the right to dispute the Determination. The existence of any such dispute shall not in any way affect your right to receive the Payments in accordance with the Determination. If there is no such dispute, the

Determination by the Accounting Firm shall be final, binding and conclusive upon the Company and you, subject to the application of Section 10.9.3.

10.9.3	As a result of the uncertainty in the application of Sections 280G and 4999 of the Code, it is possible that a Payment or portion thereof either will have been made or will not have been made by the Company, in either case in a manner inconsistent with the limitations provided in Section 10.9.1 (an “Excess Payment” or “Underpayment”, respectively). If it is established pursuant to (i) a final determination of a court for which all appeals have been taken and finally resolved or the time for all appeals has expired, or (ii) an Internal Revenue Service (“IRS”) proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to you made on the date you received the Excess Payment and you shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at one hundred twenty percent (120%) of the applicable federal rate (as defined in Section 1274(d) of the Code) compounded semi-annually from the date of your receipt of such Excess Payment until the date of repayment. If it is determined (i) by the Accounting Firm, the Company (including any position taken by the Company, together with its consolidated group, on its federal income tax return), or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to your satisfaction of any dispute in accordance with Section 10.9.2, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to you within ten (10) calendar days of such determination or resolution, together with interest on such amount at one hundred twenty percent (120%) of the applicable federal rate compounded semi-annually from the date such amount should have been paid to you until the date of payment. In the event that the Payments have been reduced pursuant to Section 10.9.1, the Company will bear all fees and expenses of any audit, suit or proceeding by the IRS or any other taxing authority against the Company or against you, or of any claim for refund, appellate procedure, or suit brought by the Company or you against the Internal Revenue Service or any other taxing authority, in each case relating to the Excise Tax.
10.10	Survival of Covenants. Notwithstanding anything contained in this Agreement to the contrary, except as specifically provided in Section 10.7 with respect to the undertaking contained in Section 8.1, the covenants and agreements contained in Section 8 will survive a termination of this Agreement and your employment with Employer, regardless of the reason for such termination.
11.	Disputed Claim/Arbitration. Any Disputed Claim (as such term is defined in Section 23) and any other dispute relating to this Agreement, the SARs Agreements, or your employment with Employer shall be resolved by arbitration pursuant to Exhibit C (which constitutes a material provision of this Agreement), except as otherwise provided in Exhibit C. Any arbitration under this Section 11 shall take place in Las Vegas, Nevada. With respect to any Disputed Claim, no Employee’s Good Cause exists for purposes of your termination rights pursuant to Section 10.5 unless and until the arbitration process is finally resolved in your favor and we thereafter fail to satisfy such award within thirty (30) days of its entry. Nothing herein shall preclude or prohibit us from invoking the provisions of Section 10.4, or of our seeking or obtaining injunctive or other equitable relief. In the event of a purported termination of your active employment by us pursuant to Section 10.1 or Section 10.3 or by you under Section 10.5 which is disputed by the other party, if you prevail in the arbitration, you shall not be entitled to reinstatement, but shall be entitled to the payments and benefits due to you under the provisions of Section 10.4 or Section 10.5, respectively. To the extent we shall not have paid such payments and benefits during the period of such dispute and you are the prevailing party in such arbitration, in addition to any other award, you shall be entitled to interest at a rate equal to our blended cost of funds during such period.

12.	Severability. If any provision hereof is unenforceable, illegal, or invalid for any reason whatsoever, such fact shall not affect the remaining provisions of this Agreement, except in the event a law or court decision, whether on application for declaration, or preliminary injunction or upon final judgment, declares one or more of the provisions of this Agreement that impose restrictions on you unenforceable or invalid because of the geographic scope or time duration of such restriction. In such event, you and we agree that the invalidated restrictions are retroactively modified to provide for the maximum geographic scope and time duration which would make such provisions enforceable and valid. This Section 12 does not limit our rights to seek damages or such additional relief as may be allowed by law and/or equity in respect to any breach by you of the enforceable provisions of this Agreement.

13.	Travel and Related Matters. During the Employment Term, it is anticipated that you will be required to travel extensively on behalf of us. Such travel, if by air, may be on aircraft provided by us, or if commercial airlines are used, on a first-class basis (or best available basis, if first class is not available). To the extent you wish to use aircraft owned by us for personal use, we will, upon your request and subject to availability, make such aircraft available to you for such use, provided, however, that (i) we shall not be obligated to make such aircraft available to you for more than two round trips in any calendar year, and (ii) you shall be responsible and shall reimburse us for all actual documented costs associated with such use, not to exceed the maximum amount we are allowed to charge for such use under applicable law or regulation.

14.	Attorneys’ Fees. In the event suit is brought (including arbitration proceedings) to enforce or to recover damages suffered as a result of breach of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs of suit.

15.	No Waiver of Breach or Remedies. No failure or delay on the part of you or us in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

16.	Amendment or Modification. No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by you and a duly authorized member of our senior management. No consent to any departure by you from any of the terms of this Agreement shall be effective unless the same is signed by a duly authorized member of our senior management. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

17.	Governing Law. The laws of the State of Nevada shall govern the validity, construction and interpretation of this Agreement, and except as provided in Section 11 and Exhibit C, the courts of the State of Nevada shall have exclusive jurisdiction over any claim with respect to this Agreement.

18.	Number and Gender. Where the context of this Agreement requires, the singular shall mean the plural and vice versa, and references to males shall apply equally to females and vice versa.

19.	Headings. The headings in this Agreement have been included solely for convenience of reference and shall not be considered in the interpretation or construction of this Agreement.

20.	Assignment. This Agreement is personal to you and may not be assigned by you.

21.	Successors and Assigns. This Agreement shall be binding upon our successors and assigns.

22.	Prior Agreements. This Agreement shall supersede and replace any and all other employment agreements which may have been entered into by and between the parties and the Term Sheet dated April 6, 2009. Any such prior employment agreements and such Term Sheet shall be of no force and effect after execution of this Agreement and the SARs Agreements by both parties.

23.	Certain Definitions. As used in this Agreement:

“Board” or “Board of Directors” means the Board of Directors of MGM MIRAGE.

“Bonus Payment Date” means, with respect to a fiscal year, the date we pay Bonuses for such fiscal year to our other senior executives (but not earlier than January 1 or later than March 15 following the end of the applicable fiscal year).

“Change of Control” shall mean the first to occur of any of the following events:
(1)	Any “person” or “group” of persons (as such terms are used in §13 and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company’s principal stockholder as reflected in the Company’s Proxy Statement dated March 29, 2002 (the “Principal Stockholder”), the Principal Stockholder’s sole shareholder, members of the immediate family, as well as the heirs and legatees, of the Principal Stockholder’s sole shareholder and trusts or other entities for the benefit of such persons or affiliates of such persons (as such term “affiliates” is defined in the rules promulgated by the Securities and Exchange Commission) (the “Principal Stockholder Group”), becomes the beneficial owner (as that term is used in §13(d) of the Exchange Act), directly or indirectly, of fifty percent

(50%) or more of the Company’s capital stock entitled to vote generally in the election of directors. (For the avoidance of doubt, as of the date hereof, the Principal Stockholder Group is the beneficial owner of fifty percent (50%) or more of the Company’s capital stock);

(2)	At any time, individuals who, at the date of this Agreement, constitute the Board of Directors of the Company, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of in excess of seventy five percent (75%) of either (a) the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, or (b) the members of the Company’s Executive Committee then still in office who either were members at the beginning of the period or whose election or nomination for election to the Executive Committee was previously so approved by the directors or the Executive Committee, cease for any reason to constitute at least a majority of the Board;

(3)	Any consolidation or merger of the Company, other than a consolidation or merger of the Company in which the holders of the Stock immediately prior to the consolidation or merger hold more than fifty percent (50%) of the Stock of the surviving corporation immediately after the consolidation or merger;

(4)	Any liquidation or dissolution of the Company;

(5)	The sale or transfer of all or substantially all of the assets of the Company to parties that are not within a “controlled group of corporations” (as defined in Section 1563 of the Code) in which the Company is a member; or

(6)	The occurrence of all three of the following: (i) the Principal Stockholder Group ceases to be the beneficial owners (as that term is used in §13(d) of the Exchange Act), directly or indirectly, of twenty percent (20%) or more of the Company’s capital stock entitled to vote generally in the election of directors, (ii) any “person” or “group” of persons (as such terms are used in §13 and 14(d)(2) of the Exchange Act of 1934), other than any member or members of the Principal Stockholder Group and other than any institutional shareholders or lenders that are not seeking to exercise control, becomes the beneficial owner (as that term is used in §13(d) of the Exchange Act), directly or indirectly, of more shares of the Company’s capital stock entitled to vote generally in the election of directors than are owned by the Principal Stockholder Group, and (iii) fewer than twenty percent (20%) of the directors are designees of the Principal Stockholder Group or employees of members of the Principal Stockholder Group other than the Company.
“Company” means MGM MIRAGE.

“Compensation Committee” means the Compensation Committee of the Board of Directors of MGM Mirage.

“Competitor” means any person, corporation, partnership, limited liability company or other entity which is either directly, indirectly or through an affiliated company, engaged in gaming or proposes to engage in gaming in the State of Nevada, or in or within a 150 mile radius of any other jurisdiction in which Employer is engaged in gaming or proposes to engage in gaming.

“Confidential Information” means, if not already and generally known to the public or in the gaming industry, all knowledge, know-how, information, devices or materials, whether of a technical or financial nature, or otherwise relating in any manner to the business affairs of Employer, including without limitation, names and addresses of Employer’s customers, any and all other information concerning customers who utilize the goods, services or facilities of any hotel and/or casino owned, operated or managed by Employer, Employer’s casino, hotel, retail, entertainment and marketing practices, procedures, management policies, any trade secret, including but not limited to any formula, pattern, compilation, program, device, method, technique or process, that derives economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain any economic value from its disclosure or use, and any other information regarding the Employer, whether or not any of the foregoing is subject to or protected by copyright, patent, trademark, registered or unregistered design, and whether disclosed or communicated (in writing or orally) before, on or after the date of this Agreement, by Employer to Employee. Confidential Information shall also specifically include, without limitation, those documents and reports set forth on Exhibit A attached hereto and incorporated herein by this reference.

“Disability” means Employee’s incapacity for medical reasons certified to by Employer’s Physician which precludes the Employee from performing the essential functions of Employee’s duties hereunder for a substantially consecutive period of six (6) months or more. (In the event Employee disagrees with the conclusions of Employer’s Physician, Employee (or Employee’s representative) shall designate an Employee’s Physician, and Employer’s Physician and Employee’s Physician shall jointly select a third physician, who shall make the determination.)

“Disputed Claim” means that Employee maintains pursuant to Section 10.5 that Employer has breached its duty to Employee and Employer has denied such breach.

“Employee’s Good Cause” shall mean (i) the failure of Employer to pay Employee any compensation when due, save and except a Disputed Claim to compensation; or (ii) a material reduction in the scope of duties or responsibilities of Employee or any reduction in Employee’s salary save and except a Disputed Claim.

“Employee’s Physician” shall mean a licensed physician selected by Employee for purposes of determining Employee’s Disability pursuant to the terms of this Agreement.

“Employer’s Good Cause” shall mean:
(1)	Employee’s failure to abide by Employer’s policies and procedures, misconduct, insubordination, inattention to Employer’s business, failure to perform the duties required of Employee up to the standards established by the Employer’s senior management, or other material breach of this Agreement, which failure or breach is not cured by Employee within thirty (30) days after written notice thereof from Employer specifying the facts and circumstances of the alleged failure or breach, provided, however, that such notice and opportunity to cure shall not be required if, in the good faith judgment of the Board, such breach is not capable of being cured within thirty (30) days; or

(2)	Employee’s failure or inability to satisfy the requirements stated in Section 6 above.
“Employer’s Physician” shall mean a licensed physician selected by Employer for purposes of determining Employee’s Disability pursuant to the terms of this Agreement.

“Restrictive Period” means the twelve (12) month period immediately following any separation by Employee from active employment occurring during the Employment Term; provided, however, that in the event of a termination of your active employment as described in Section 10.1 or Section 10.6, the Restrictive Period shall end no later than the end of the Employment Term; and provided, further, that in the event of a termination of your active employment as described in Section 10.7, the Restrictive Period shall end on the date of such termination.

“Section 409A Change in Control Event” means a “change in control event” as described in Section 409A (as defined in Section 25), which shall include: a (i) Change in Ownership of the Company, (ii) Change in Effective Control of the Company, or (iii) Change in the Ownership of Assets of the Company, as described herein and construed in accordance with Section 409A.
(i)	A Change in Ownership of the Company shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire, ownership of the capital stock of the Company that, together with the stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the capital stock of the Company. However, if any one Person is, or Persons Acting as a Group are, considered to own more than 50% of the total fair market value or total voting power of the capital stock of the Company, the acquisition of additional stock by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of the Company or to cause a Change in Effective Control of the Company (as described below). An increase in the percentage of capital stock owned by any one Person, or Persons Acting as a Group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock.

(ii)	A Change in Effective Control of the Company shall occur on the date either (A) a majority of members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election, or (B) any one Person, or Persons Acting as a Group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company.

(iii)	A Change in the Ownership of Assets of the Company shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons), assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
The following rules of construction apply in interpreting the definition of Section 409A Change in Control Event:
(A)	A Person means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by the Company and by entities controlled by the Company or an underwriter of the capital stock of the Company in a registered public offering.

(B)	Persons will be considered to be Persons Acting as a Group (or Group) if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a Group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(C)	For purposes of this definition of Section 409A Change in Control Event, fair market value shall be determined by Board.

(D)	A Section 409A Change in Control Event shall not include a transfer to a related person as described in Section 409A.
For purposes of this definition of Section 409A Change in Control Event, Section 318(a) of the Code applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation §1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.
24.	The parties acknowledge that neither Tracinda Corporation nor Kirk Kerkorian, individually or collectively, is a party to this Agreement or any exhibit or agreement provided for herein. Accordingly, the parties hereby agree that in the event (i) there is any alleged breach or default by any party under this Agreement or any exhibit or agreement provided for herein, or (ii) any party has any claim arising from or relating to any such agreement, no party, nor any party claiming through it (to the extent permitted by applicable law), shall commence any proceedings or otherwise seek to impose any liability whatsoever against Tracinda Corporation or Kirk Kerkorian by reason of such alleged breach, default or claim.

25.	Section 409A.
25.1	This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code and any regulations and Treasury guidance promulgated thereunder (“Section 409A”). If we determine in good faith that any provision of this Agreement would cause you to incur an additional tax, penalty, or interest under Section 409A, the Compensation Committee and you shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A or causing the imposition of such additional tax, penalty, or interest under Section 409A. The preceding provisions, however, shall not be construed as a guarantee by us of any particular tax effect to you under this Agreement.

25.2	“Termination of employment,” “termination of active employment,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A, your “separation from service” as defined in Section 409A.

25.3	For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

25.4	With respect to any reimbursement of your expenses, or any provision of in-kind benefits to you, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the calendar year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

25.5	Any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that arises under Section 10.3 (termination due to Disability), Section 10.4 (Employer’s no cause termination), Section 10.5 (Employee’s Good Cause termination), and Section 10.7 (termination after a Change of Control), and any other provision of this Agreement, on account of your separation from service while you are a “specified employee” (as defined under Section 409A), and is scheduled to be paid or provided within six months after such separation from service (the aggregate of such scheduled payments, the “Delayed Payment”) shall, in lieu thereof, be paid or provided, as adjusted for interest, within fifteen (15) days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of your estate following your death. For purposes of the foregoing, interest shall accrue at the prime rate of interest published in the northeast edition of The Wall Street Journal on the date of your separation from service. In addition, in the event that you must incur legal fees or costs to enforce payment of any amounts subject to the six-month delay of payment under this Agreement, we will pay all reasonable attorney’s fees associated with such action.
26.	Rabbi Trust. We will, within five (5) business days after termination of your active employment, make an irrevocable contribution of an amount equal to the aggregate amount of any payments due to you following termination of active employment to a grantor trust established consistent with the terms of Revenue Procedure 92-64, 1992-2 C.B. 422 (Aug. 17, 1992) with a financial institution approved by you, which approval will not be withheld unreasonably, serving as the third-party trustee thereof, under the terms of which the assets of the trust may be used, in the absence of our insolvency, solely for purposes of fulfilling our obligation to make such payments to you. In the event that the provisions of Section 25.5 shall apply to any payment obligation under this Agreement, interest shall accrue with respect to such Delayed Payment in accordance with Section 25.5.
[Signature page immediately follows.]

IN WITNESS WHEREOF, Employer and Employee have entered into this Agreement in Las Vegas, Nevada, as of the date first written above.

EMPLOYEE — JAMES J. MURREN	EMPLOYER — MGM MIRAGE

/s/ James J. Murren	By:	/s/ Gary N. Jacobs

		Name: Title:	Gary N. Jacobs Executive Vice President, General Counsel & Secretary